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                                                                    EXHIBIT 99.1


Shelbyville, IN - Blue River Bancshares, Inc. (NASDAQSC: BRBI) announced today that on November 7, 2003 the exercise period on the Company's previously announced offering of rights exercisable for $4.5 million in common stock of the Company closed. The rights offering was over-exercised at its closing. As a result, the Company believes that it will raise $4.5 million from the sale of its common stock. Russell Breeden, III, the Chief Executive Officer of the Company stated that "We are extremely pleased to experience such high interest from our current shareholder base."

         Under the terms of the rights offering, the Company offered rights exercisable for up to 1,000,000 shares of common stock of the Company. Due to the over-exercise of the offering, the Company is required to cutback the over-subscription rights exercised by each shareholder and allocate such rights in accordance with terms of the rights offering. In addition, because the rights offering was over-subscribed, no shares are available for the community offering. The Company plans to deliver the certificates representing the common stock sold under the rights offering and to return any excess payments as soon as practicable.

         As previously announced, on June 9, 2003, the Company and Unified Financial Services, Inc. ("Unified"), Lexington, Kentucky, signed a stock purchase agreement pursuant to which the Company will acquire the outstanding shares of Unified Banking Company, Lexington, Kentucky, a wholly-owned subsidiary of Unified. Under the terms of the agreement, the Company will acquire all of the outstanding shares of common stock of Unified Banking Company for $8.2 million in cash. The acquisition remains subject to certain financing contingencies and certain other conditions provided in the stock purchase agreement. The financing contingency requires that Blue River obtain debt financing in the amount of $4.0 million. The Company has received a commitment letter from a financial institution indicating its commitment to provide Blue River with $4.0 million of financing. There is no guarantee, however, that the Company will receive such financing. All necessary applications with the OTS have been approved and the stockholders of Unified Financial Services, Inc., the holding company of Unified, approved the acquisition agreement between the Company and Unified Financial Services.

         Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to among other things, exceptions of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and potential future credit experience. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.